Exhibit 99.1

Contact:

Mei Li

NetSuite Inc.

Phone: 650.627.1063

E-mail: meili@netsuite.com

VETERAN TECHNOLOGY EXECUTIVE AND FORMER NETAPP CFO

STEVE GOMO JOINS NETSUITE BOARD OF DIRECTORS

SAN MATEO, Calif.—March 21, 2011 — NetSuite Inc. (NYSE: N), the industry’s leading provider of cloud-based financials / ERP software suites, today announced the appointment of veteran technology executive and former NetApp CFO Steve Gomo to its board of directors. Mr. Gomo was most recently the CFO and Executive Vice President of NetApp (NASDAQ: NTAP), serving at the company from August 2002 until his recent retirement in December 2011. While at NetApp, Mr. Gomo was instrumental in strengthening the company’s financial performance and leading the company through exponential business growth and expansion, resulting in $5.1 billion in revenues in FY2011, more than 11,000 employees worldwide, and status as a Fortune 1000 company.

“We’re delighted to have an executive of Steve’s caliber and proven financial and managerial leadership join our board,” said Zach Nelson, CEO of NetSuite. “Steve’s extensive experience as a CFO and executive with leading technology companies in both Silicon Valley and Europe will be a tremendous asset in helping NetSuite’s business growth in the enterprise market. In particular, Steve brings to NetSuite an outstanding track record of helping NetApp achieve a more than six-fold revenue increase from 2002 to 2011, from $800 million to $5.1 billion in FY2011.”

“NetSuite has impressed me with its vision, execution and pioneering leadership as the premier provider of cloud-based business management,” Gomo said. “I’m thrilled to join such a dynamic company, as worldwide adoption of cloud solutions accelerates and NetSuite continues to grow its global customer base at a rapid pace.”

As the CFO of NetApp, Silicon Graphics and Gemplus International, Mr. Gomo was instrumental in strengthening financial performance, optimizing the business model, and building credibility with the investor community. During his tenure at NetApp (formerly called Network Appliance), Mr. Gomo helped guide the leading provider of innovative storage and data management solutions through strong growth, including a number of significant acquisitions and expansion to more than 130 offices worldwide.

In his 24 years at HP, Mr. Gomo served in various positions in finance, financial management, manufacturing and general management. One of his key positions during this period was as a sector controller for HP’s hard-copy, mass-storage business, and PC business which generated revenues of $20 billion.

Mr. Gomo is currently serving on the board of directors of SanDisk, Enphase Energy, Inc. and is a member of the Board of Trustees for the Foundation at Oregon State University. He holds a Master of Business Administration degree from Santa Clara University and a Bachelor of Science degree from Oregon State University.

For more information about NetSuite Inc., please visit www.netsuite.com.

NOTE: NetSuite and the NetSuite logo are registered service marks of NetSuite Inc.

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